Exhibit 99.1

Southwest Water Company Reports Third Quarter 2004 Revenues and Earnings

    LOS ANGELES--(BUSINESS WIRE)--Nov. 9, 2004--Southwest Water
Company (Nasdaq:SWWC) today is reporting revenues and earnings for the third quarter ended September 30, 2004. The company is also updating its business outlook for the remainder of 2004.

    Third Quarter 2004 Summary, Compared with Third Quarter 2003:

    --  Revenues were $55.0 million, compared with $51.4 million.

    -- Operating income totaled $5.0 million, compared with $6.6 million.

    --  Net income was $2.4 million, compared with $3.4 million.

    -- Diluted earnings per share totaled $0.13, compared with $0.22. As a result of two public offerings in 2004, the weighted average number of shares outstanding increased by 19 percent, compared with the third quarter of 2003.

    Anton C. Garnier, Southwest Water chairman and chief executive officer, said, "Financially, the third quarter was very challenging, with a combination of several events that impacted our operations. Our Utility Group profitability was adversely affected by two source of supply issues in our Southern California utility at the height of the summer water demand. A break in a major pipeline owned by a third-party water supplier forced our utility to purchase significantly more expensive Metropolitan Water District water. Secondly, we lost production from one of our wells, which also caused us to purchase substantially higher priced water. We are working to replace this well, and we expect that both of these events will not affect our earnings going forward."
    Garnier continued: "In our Services Group, unexpected delays in obtaining permits for construction projects in Texas impacted our third quarter operating profit. Some of these delayed projects broke ground in the fourth quarter, but we do not anticipate making up the earnings shortfall associated with the delays in the remainder of this year. Finally, in our Services Group, we completed several acquisitions in our multi-family billing and collection subsidiary in the first half of this year. As we have integrated those acquisitions, we realized the benefits of focusing our ongoing marketing efforts on third-party equipment; consequently, we took an inventory valuation reserve of approximately $300,000 for our proprietary equipment.
    "The impact of these operational events and inventory valuation adjustments is a reduction in pre-tax income of approximately $1,500,000, and because we do not see a recovery of these expenses in the fourth quarter, we are changing our 2004 guidance for accordingly."
    Garnier noted, "In comparing the third quarter of 2004 with the third quarter of 2003, we have incurred significantly higher selling, general and administrative expenses due to our compliance efforts with the Sarbanes-Oxley Act, including independent auditor fees, independent internal audit fees, board governance fees and engagement of consultants for the purpose of completing documentation and testing required by Sarbanes-Oxley Section 404."
    Garnier added, "On a positive note, during the third quarter we completed the acquisition of approximately 25,000 utility accounts from Tecon Water Holdings, L.P. This utility, which we have renamed Monarch Utility Company, Inc., is outperforming our internal plans for revenues and profitability. During the fourth quarter, we settled a pending rate case for the utility at approximately 80 percent of the increase originally requested by Tecon. The remaining 20 percent of the original request will be added to customer rates in October 2005."
    Garnier concluded, "The past quarter was challenging, but we believe that our underlying businesses remain strong. We will continue to strategically review the performance of each business unit and make changes as warranted. We remain focused on long-term revenue growth and profitability improvement."

    Business Outlook

    The company's revised outlook for 2004 anticipates:

    -- Revenues of approximately $190 million, up from prior guidance of $185 million;

    -- Operating income of $17 million, down from prior guidance of $19 million;

    -- Income before taxes of $12.5 million, down from prior guidance of $14 million;

    -- Net income of $8 million, down from prior guidance of $9 million.

    Revenue guidance assumes normal weather conditions during the fourth quarter.

    Conference Call

    The company will provide more detail regarding its third quarter 2004 results and business outlook in a conference call and webcast to be held today, November 9, 2004, at 4:30 p.m. Eastern time (1:30 p.m. Pacific). The conference call can be accessed on the company's Web site at www.swwc.com. For those unable to participate in the live webcast, a replay will be available shortly after the call on the company's Web site.
    Southwest Water Company provides a broad range of services, including water production, treatment and distribution; wastewater collection and treatment; utility billing and collection; utility infrastructure construction management; and public works services. The company owns regulated public utilities and also serves cities, utility districts and private companies under contract. More than two million people in 35 states from coast to coast depend on Southwest Water for high-quality, reliable service. Additional information may be found on the company's Web site: www.swwc.com.

    This document contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements, including expectations relating to future revenues and income, the company's ability to gain new business and control costs, involve risks and uncertainties, as well as assumptions that, if they prove incorrect or never materialize, could cause the results of the company to differ materially from those expressed or implied by such forward-looking statements. Actual results may differ materially from these expectations due to changes in regulatory, political, weather, economic, business, competitive, market, environmental and other factors. More detailed information about these factors is contained in the company's filings with the Securities and Exchange Commission, including the company's 2003 Annual Report on Form 10-K. The company assumes no obligation to update these forward-looking statements to reflect any change in future events.



            FINANCIAL HIGHLIGHTS -- SOUTHWEST WATER COMPANY
        (unaudited and in thousands, except per share amounts)

                               Three Months Ended   Nine Months Ended
                                  September 30,       September 30,
                                  2004       2003      2004      2003
                               --------------------------------------

Operating revenues             $55,018    $51,412  $140,439  $128,990

Operating income                 4,987      6,603    11,088    11,021

Net income                       2,373      3,429     4,944     5,169

Earnings per common share:
     Diluted                     $0.13      $0.22     $0.29     $0.36

Weighted average outstanding
 common shares:
     Diluted                    18,154     15,315    17,066    14,363


NOTE: Per share amounts and weighted average outstanding common shares reflect a 4-for-3 stock dividend on January 1, 2004.



                CONSOLIDATED BALANCE SHEET INFORMATION

                                           September 30, December 31,
                                               2004         2003
                                           --------------------------

Current assets                                 $48,777        $35,394
Property, plant and equipment, net             294,623        221,087
Total assets                                  $398,323       $296,222

Current liabilities                            $33,995        $31,389
Long-term debt                                  69,407         56,493
Contributions in aid of construction            87,868         81,556
Stockholders' equity                           126,894         79,667
Total liabilities and stockholders' equity    $398,323       $296,222


    CONTACT: Southwest Water Company
             Richard J. Shields, 213-929-1800
             www.swwc.com
             or
             PondelWilkinson Inc
             Cecilia Wilkinson or Robert Jaffe
             310-279-5970 or 310-279-5969
             www.pondel.com